Goldman Sachs (Asia) L.L.C.

68th Floor, Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

U.S.A.

BofA Securities, Inc.

One Bryant Park

New York, NY 10036

United States

As representatives of the prospective underwriters

VIA EDGAR

May 4, 2021

Division of Corporation Finance

Office of Finance

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Attention:	Mr. Eric Envall
Ms. Susan Block
Mr. Mark Brunhofer
Ms. Michelle Miller

Re:	Waterdrop Inc. (CIK No. 0001823986) (the “Company”)
Registration Statement on Form F-1, as amended (File No. 333-255298)
Registration Statement on Form 8-A (File No. 001- 40376)

Dear Ladies and Gentlemen:

We hereby join the Company’s request for acceleration of the above-referenced Registration Statements, requesting effectiveness at 4:00 p.m., Eastern Time, on May 6, 2021, or as soon thereafter as is practicable.

Pursuant to Rule 460 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended, we wish to advise you that between April 30, 2021 and the date hereof, copies of the Company’s Preliminary Prospectus dated April 30, 2021 were distributed as follows: 513 copies to prospective underwriters, institutional investors, dealers and others.

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We have been advised by the prospective underwriters that they have complied and will continue to comply with the requirements of Rule 15c2-8 under the Securities Exchange Act of 1934, as amended.

[Signature page follows]

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Very truly yours,

Goldman Sachs (Asia) L.L.C.
Morgan Stanley & Co. LLC
BofA Securities, Inc.

As representatives of the prospective underwriters

Very truly yours,

Goldman Sachs (Asia) L.L.C.

By:	/s/ Ken Tang
Name: Ken Tang
Title: Managing Director

[Signature Page to Acceleration Request]

Very truly yours,

Morgan Stanley & Co. LLC

By:	/s/ Robert Holley
Name: Robert Holley
Title: Vice President

[Signature Page to Acceleration Request]

Very truly yours,

BofA Securities, Inc.

By:	/s/ Xihong Ai
Name: Xihong Ai
Title: Managing Director

[Signature Page to Acceleration Request]